EXHIBIT 10.4

WEB.COM, INC.
2006 EQUITY INCENTIVE PLAN
NOTICE OF GRANT
(Format for Restricted Stock - 5 Year Vest)

This Notice of Grant (the "Agreement") is made and entered into as of the date of grant set forth below (the "Date of Grant") by and between Web.com, Inc., a Minnesota corporation (f/k/a Interland, Inc.) (the “Company”), and the participant named below (the "Participant"). Capitalized terms not defined herein shall have the meaning ascribed to them in Web.com, Inc. 2006 Equity Incentive Plan (f/k/a the Interland, Inc. 2006 Equity Incentive Plan).

Participant:
Shares of Restricted Stock:
Date of Grant:
First Vesting Date:      On month following Date of Grant

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Participant has executed this Agreement in duplicate, effective as of the Date of Grant.

WEB.COM, INC.	PARTICIPANT

By:
/s/ Jeffrey M. Stibel	___________________________________
(Signature)

Jeffrey M. Stibel	___________________________________
(Please print name)	(Please print name)

Chief Executive Officer
(Please print title)

TERMS AND CONDITIONS
OF NOTICE OF GRANT

1. GRANT OF SHARES. The Company hereby grants to Participant the shares of the Company’s Common Stock, .01 par value, set forth above as Shares of Restricted Stock (the "SHARES"), subject to all of the terms and conditions of this Agreement and the Plan.

2. VESTING.

2.1 Vesting Period. Provided Participant continues to provide services to the Company or a Subsidiary, the Shares will become vested as follows: (i) no Shares will vest until the First Vesting Date set forth on the first page of this Agreement (the "FIRST VESTING DATE"); (ii) on the First Vesting Date 1.67% of the Shares will become fully vested and free of any risk of forfeiture on the part of the Participant; and (iii) thereafter at each of the fifty-nine (59) succeeding monthly anniversaries of the First Vesting Date an additional 1.67% of the Shares will become fully vested and free of any risk of forfeiture on the part of the Participant until the Shares are vested with respect to one hundred percent 100% of the Shares. If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share for each month except for the last month in such vesting period, at the end of which last month all remaining Unvested Shares shall become fully vested.

2.2 Vesting. Shares that are vested pursuant to the schedule set forth in Section 2.1 are "VESTED SHARES." Shares that are not vested pursuant to the schedule set forth in Section 2.1 are "UNVESTED SHARES."

3. TERMINATION.

3.1 Termination for Any Reason If Participant is Terminated for any reason (including for death or Disability), then vesting of the Shares will cease on the Termination Date and the Participant will not receive any further Vested Shares after the Termination Date.

3.2 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or a Subsidiary or limit in any way the right of the Company or a Subsidiary to terminate Participant's employment or other relationship at any time, with or without Cause.

3.3 Confidentiality. Participant agrees that information regarding this Notice of Grant, including, but not limited to, the issuance of the Shares to Participant and the number of Shares subject hereto, is Company confidential information, and is subject to Participant's obligations to maintain such information in confidence. Participant agrees not to disclose such information to any third party, except to his or her immediate family members, accountants, financial advisors and attorneys (each of whom shall be informed of the confidential nature of the information and agree not to disclose the information to any third party), or as required by law. Participant agrees that the Committee may, at its discretion, immediately terminate all or part of this grant if Participant violates this Section 3.5.

4. MANNER OF EXERCISE.

4.1 Reserved

4.2 Reserved

4.3 Reserved

4.4 Tax Withholding. Prior to the issuance of the Shares, Participant must pay or provide for any applicable federal, state and local withholding obligations of the Company or any Subsidiary. If the Committee permits, Participant may provide for payment of withholding taxes by requesting that the Company retain the minimum number of Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld; but in no event will the Company withhold Shares if such withholding would result in adverse accounting consequences to the Company or any Subsidiary. In such case, the Company shall issue the net number of Shares to the Participant by deducting the Shares retained from the Shares issuable upon exercise.

5. CORPORATE TRANSACTIONS.

5.1 Acceleration of Vesting. In the event of a Change in Control all outstanding Unvested Shares shall become fully vested, and such Shares shall be assumed or replaced by the Acquiring Corporation which assumption, conversion or replacement will be binding on all Participants.

5.2 Replacement Awards. Replacement Shares shall be at least as favorable to Participants in every respect as those replaced.

5.3 Other Treatment. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 5, in the event of the occurrence of any transaction described in Section 5.1 hereof, any outstanding Unvested Shares will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

6. COMPLIANCE WITH LAWS AND REGULATIONS. The issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Common Stock may be listed at the time of such issuance or transfer. Participant understands that neither the Company nor any Subsidiary is under any obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

7. NONTRANSFERABILITY. Unvested Shares may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by the Committee. The terms of this Notice of Grant shall be binding upon the executors, administrators, successors and assigns of Participant.

8. TAX CONSEQUENCES.

(a) THE ISSUANCE AND VESTING OF THE SHARES PURSUANT TO THIS AGREEMENT INVOLVES SUBSTANTIAL TAX CONSIDERATIONS, INCLUDING, WITHOUT LIMITATION, CONSIDERATION OF THE ADVISABILITY OF THE PARTICIPANT MAKING AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE. THE PARTICIPANT HAS CONSULTED HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO THE PARTICIPANT REGARDING THE TAX CONSEQUENCES OF THE PARTICIPANT'S RECEIPT AND/OR VESTING OF THE SHARES PURSUANT TO THIS AGREEMENT.

(b) If the Participant elects, in accordance with Section 83(b) of the Code, to recognize ordinary income in the year the Shares are granted to the Participant, the Company may require at the time of such election an additional payment for withholding tax purposes based on the fair market value of such Shares as of the grant date.

9. PRIVILEGES OF STOCK OWNERSHIP. Participant will have all of the rights of a shareholder of the Company with respect to all of the Shares (including the right to vote on matters for which a vote of shareholders is permitted or required), regardless of whether the Shares are Vested or Unvested, except as otherwise expressly set forth in this Agreement.

10. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

11. ENTIRE AGREEMENT. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

12. NOTICES. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile, rapifax or telecopier.

13. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant's heirs, executors, administrators, legal representatives, successors and assigns.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

15. ACCEPTANCE. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts this grant of Shares subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon this grant of Shares and that Participant should consult a tax adviser with respect to such consequences.